Exhibit 10.1

FORBEARANCE AGREEMENT

THIS AGREEMENT is dated 30th October, 2014

PARTIES

(1)	OLIVER BENGOUGH of Flat 3, Hans Place, Kensington, London SW1X OLA (“OB”); and

(2)	ROBERT ELLIN of c/o 620 North Beverly Drive, Beverly Hills, CA 90201 USA (“RE”); and

(3)	JJAT CORPORATION, a limited liability corporation incorporated under the laws of the State of Delaware, whose principal offices are situated at 620 North Beverly Drive, Beverly Hills, CA 90201 USA (“JJAT”); and

(4)	LOTON CORPORATION, a limited liability corporation incorporated under the laws of the State of Nevada, whose principal offices are situated at 620 North Beverly Drive, Beverly Hills, CA 90201 USA (“Loton”),

(collectively the “Parties” and each a “Party”)

WHEREAS

A.	The Parties entered Into a Shareholders’ Agreement dated 12 February 2014, as later varied by Variation Agreement dated 24 April 2014 (together, the “Shareholders’ Agreement”);

B.	Pursuant to that Shareholders’ Agreement, certain promissory notes were issued (including the OB Expense Note and OBAR Expense Note, as defined under the Shareholders’ Agreement);

C.	The Shareholders’ Agreement envisaged the exchange by OB of his shares in OBAR Camden Holdings Limited (“OBAR Camden Holdings”) for common shares of Loton (the “Share Exchange”), which transaction has not occurred, resulting in a dispute between Loton and OB;

D.	Negotiations are currently on-going as to the purchase of Loton’s shares in OBAR Camden Holdings by a third party (the “Current Sale Negotiations”);

E.	Loton and JJAT contend that OB is in breach of the Shareholders’ Agreement on the basis of (i) OB’s failure to timely provide certain real property collateral as additional security for the OB Expense Note and OB Purchase Note (the “Collateral Requirement”) at the request of Loton and JJAT, following an unsatisfied deadline for Obar Camden Holdings to cause a prepayment of not less than $500,000 on the Obar Expense Note, and (ii) OB’s failure to conclude the Share Exchange;

F.	OB contests that any such breaches have occurred;

G.	The Parties nonetheless wish to avoid litigation if possible;

H.	The Parties have agreed that OB will procure that OBAR Camden Limited will make a payment of US$500,000 to JJAT In partial satisfaction of the OBAR Expense Note, with a corresponding credit of $250,000 with respect to the OB Expense Note;

I.	The Parties have further agreed as to the forbearance of any commencement of any dispute proceedings in consideration of the mutual covenants and other valuable consideration set out below.

NOW IT IS AGREED AS FOLLOWS:

1.	Definitions and Interpretation

1.1	In this Agreement, the following terms shall have the following meaning:

“Agreement” means this Agreement as may be amended from time to time.

“Claims” means any claim, potential claim, counterclaim, potential counterclaim, right of set-off or potential right of set-off, right of contribution, potential right of contribution, right to indemnity, potential right to indemnity, cause of action, potential cause of action or right or Interest of any kind or nature whatsoever, whether in existence now or coming Into existence at some time in the future, whether known or unknown, suspected or unsuspected, however and whenever arising, in whatever capacity or jurisdiction, whether or not within the contemplation of the Parties at the time of this Agreement, including claims which as a matter of law did not at the date of this Agreement exist and whose existence cannot currently be foreseen and any claims or rights of action arising from a subsequent change or clarification of the law, which the Parties have or could have against each other arising out of or in connection with the Shareholders’ Agreement, the promissory notes entered into pursuant to the Shareholders’ Agreement (the “Notes”), or any other transaction document entered into in connection with the Shareholders’ Agreement, the Notes or the transactions contemplated thereby.

“Business Days” means a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.

1.2	Unless otherwise defined in this Agreement, all defined terms used in this Agreement shall have the meaning given to them under the Shareholders’ Agreement.

2.	Payment of sums to JJAT

2.1	OB shall procure that OBAR Camden Limited shall pay to JJAT the amount of US $500,000, such transfer to be initiated no later than 3 November 2014. Such transfer shall be made by telegraphic transfer to JJAT to the account details notified to them in writing by JJAT or Richard Maire of Manatt, Phelps & Phillips, LLP on behalf of JJAT.

2.2	Such payment of US $500,000 will be applied to the principal under the Obar Expense Note and, as provided under the terms of the OB Expense Note, an amount of $250,000 shall be credited to the principal under OB Expense Note. The Parties also hereby agree that the payment of US$500,000 shall remedy any alleged breach of clause 3.1 of the Shareholders’ Agreement regarding the Collateral Requirement, and furthermore that OB is under no further obligation to provide real estate security; provided that all Claims with respect to the Share Exchange shall remain in full force and effect, subject only to the Forbearance Period under this Agreement.

2.3	The Parties reaffirm their obligations as to payment of the OB Expense Note, OBAR Expense Note and Loton Expense Note in accordance with their respective terms and the terms of the Shareholders’ Agreement and acknowledge that the OB Purchase Note has been discharged as these amounts were inadvertently double counted and are properly already included in the OB Expense Note. Without limiting the generality of the foregoing, the Parties agree that, as provided in Section 3.1 of the Shareholders’ Agreement, Loton (through its subsidiary, Koko (Camden) Limited) and OB shall cause Obar Camden Holdings to prepay the Obar Expense Note and Loton Expense Note out of operating revenue, net of operating expenses and reserves. The Parties further agree that in order to facilitate performance of the foregoing obligation, Barry Regenstein and Hugh Doherty shall promptly confer following the end of each calendar month to determine the amount of operating revenues which may be available to pay with respect to the Obar Expense Note and Loton Expense Note. In order to facilitate such discussions, Hugh Doherty will provide to Barry Regenstein monthly cash-flow forecasts at the start of each month, and Messrs Regenstein and Doherty shall, within two weeks from the date of the letter, prepare a forecast, based on Obar Camden Holdings’ budget and projections, of projected cash available to apply to the Obar Expense Note and Loton Expense Note for 2014 and 2015.

3.	Sale of Loton’s Shares

3.1	The Parties agree that should the Current Sale Negotiations not have concluded by 31 December 2014, then upon written notice from Loton or OB, or upon written notice from Albion Ventures LLP or its affiliates that it is no longer participating in the Current Sale Negotiations, the Parties will within five Business Days of such notice select a mutually acceptable investment banking firm to identify a third party to acquire Loton’s shares in OBAR Camden Holding. Both parties shall reasonably cooperate to implement the sale process, OB may elect to sell his shares in Obar Camden Holdings or negotiate with the purchaser to retain or roll-over all or part of his shares.

4.	Covenant Not to Sue

4.1	The Parties to this Agreement covenant in favour of each other that for the period commencing on the date of this Agreement and ending when this Agreement is terminated as provided below (the “Forbearance Period”), they will not, and will procure that none of Trinad Capital Master Fund Ltd, Koko (Camden) Limited, or any associates, affiliates or shareholders of such entities or their legal counsel shall, take any step or proceeding or enforcement action or make or assert any claim or commence any proceedings whatsoever (whether by way of litigation or otherwise) against any of the Parties in connection with or in relation to (either directly or indirectly) the Claims.

4.2	The Forbearance Period may be terminated by either party (i) at any time upon fifteen days prior written notice after the expiration of ninety days following the date of this Agreement or (ii) upon written notice at any time If one more other parties have materially failed to perform their obligations under Sections 2 or 3 hereof, which failure is continuing uncured for fifteen days from the date of that notice. Such notice shall be provided in accordance with the notice provisions set out below.

4.3	The Parties hereby agree that for all purposes of any defence or argument based on limitation, time bar, laches, delay or related issue in connection with the dispute between the Parties, time will be suspended from the date of this Agreement the effective date of termination of this Agreement. No party will object to another joining any additional party to the proceedings by using any limitation defence that relies on time running during the intervening period of time.

5.	Non-Admission of Liability

5.1	This Agreement is made without any admission of liability on the part of any of the Parties in relation to any of the Claims.

6.	Transaction Costs

6.1	Each Party shall bear its own costs relating to the negotiation, preparation and execution of this Agreement.

7.	Confidentiality

7.1	No Party to this Agreement shall make or authorise any public announcement or statement to be made concerning the terms of this Agreement save as required by law.

8.	Authority to enter into this Agreement

8.1	The Parties to this Agreement expressly represent and warrant that the execution and performance of, and compliance with, their respective obligations under this Agreement is fully authorised by each of them and that the persons executing this Agreement have the necessary and appropriate authority to do so.

9.	Further Assurance

9.1	Each of the Parties shall at Its own cost execute all such documents and take such steps and do all such acts or things as may be reasonably required for the purpose of giving effect to the provisions of this Agreement and in particular to ensure that its terms are binding on or enforceable against each of the Parties in any relevant jurisdiction.

10.	Entire Agreement

10.1	This Agreement constitutes the whole agreement between the parties and supersedes any previous arrangement, understanding or agreement between them relating to the subject matter they cover.

10.2	Each Party acknowledges that, in entering into this Agreement, that Party does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this Agreement or those documents.

10.3	Nothing in this clause 10 operates to limit or exclude any liability for fraud.

11.	Invalidity

11.1	If at any time any provisions of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	The legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

12.	Notice

12.1	Any notice given under this Agreement shall be in writing and shall be transmitted by email and sent by pre-paid first class post, recorded delivery post or international courier to the address of the party as set out in clause 12.2, or to such other address notified to the other parties (provided that, in the case of email transmission, a successful email alert is received confirming successful delivery of such email). A correctly addressed notice sent by pre-paid first class post or recorded delivery post shall be deemed to have been received on the second business day after posting or at the time recorded by the delivery service. A correctly addressed notice sent by international courier shall be deemed to have been received at the time recorded by the courier service. In the case of email, any such notice shall be deemed to have been received at the time of receipt of the email notification alerting the sender that the email has been successfully delivered.

12.2	The addresses for service of notices are:

12.2.1	OB:

(a)	Address:
(b)	Email:
(c)	For the attention of: Oliver Bengough

12.2.2	RE:

(a)	Address:
(b)	Email:
(c)	For the attention of: Robert Ellin

12.2.3	JJAT:

(a)	Address:
(b)	Email:
(c)	For the attention of: Robert Ellin

12.2.4	Loton:

(a)	Address:
(b)	Email:
(c)	For the attention of: Robert Ellin

12.2.5	With a copy, in the case of notice to RE, DAT and/or Loton, to:

13.	No Third Party Rights

13.1	The Parties do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this agreement.

14.	Counterparts

14.1	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

14.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

15.	Governing Law and Jurisdiction

15.1	This Agreement shall be governed by and construed In accordance with the laws of England and Wales.

15.2	The Parties agree that the courts of England and Wales are to have exclusive jurisdiction to settle any dispute which may arise- in connection with the validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreements Any proceeding, suit or action arising out of or in connection with this Agreement shall be brought In the courts of England and Wales. The Parties for this purpose submit irrevocably to the jurisdiction of the Court of England and Wales.

/s/ Oliver Bengough___
Oliver Bengough
Date: October 30, 2014

/s/ Robert Ellin
Robert Ellin
Date: October 30, 2014

/s/ Robert Ellin
Name: Robert Ellin
Position: President
Date: October 30, 2014
For and on behalf of JJAT Corporation

/s/ Robert Ellin
Name: Robert Ellin
Position: Executive Chairman
Date: October 30, 2014
For and on behalf of Loton Corporation

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